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NIKE, INC. REPORTS FISCAL 2013 FIRST QUARTER RESULTS

•	Revenues up 10 percent to $6.7 billion, up 15 percent excluding currency changes
•	Diluted earnings per share down 10 percent to $1.23
•	Worldwide futures orders up 6 percent, 8 percent growth excluding currency changes
•	Inventories up 10 percent

BEAVERTON, Ore., Sept. 27, 2012 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2013 first quarter ended August 31, 2012. Strong demand for NIKE, Inc. brands propelled first quarter revenue to new record highs. As expected, diluted earnings per share were lower due to lower gross margin, higher SG&A and an increase in the tax rate.

“We had a strong first quarter and a great start to the fiscal year. NIKE, Inc. delivered an amazing array of innovation across some of the biggest moments in sport,” said Mark Parker, President and CEO, NIKE, Inc. “Innovation is how great companies sustain growth and build competitive separation,” Parker added. “We’ll continue to make strategic investments across our portfolio of businesses to capture our full potential over the long term and drive shareholder value.”*

First Quarter Income Statement Review

•
Revenues for NIKE, Inc. increased 10 percent to $ 6.7 billion, up 15 percent on a currency-neutral basis. Excluding the impacts of changes in foreign currency, NIKE Brand revenues rose 16 percent, with growth in all key categories and every geography except Japan.  Revenues on a currency-neutral basis for Other Businesses increased 9 percent, while Businesses to be Divested grew by 6 percent.

•
Gross margin declined 80 basis points to 43.5 percent. Gross margin continued to benefit from pricing actions and product cost reduction initiatives, however, this was more than offset by higher input costs, primarily materials and labor. In addition, gross margin was negatively impacted by a shift in the Company’s mix to lower margin businesses within the NIKE Brand and the conversion of the China market to direct distribution for Converse.

•
Selling and administrative expenses grew at a faster rate than revenue, up 18 percent to $2.2 billion. Demand creation expenses increased 29 percent to $891 million due to marketing support for key product initiatives, as well as support for the Olympics and European Football Championships. Operating overhead expenses increased 12 percent to $1.3 billion due to additional investments made in the wholesale business to support growth initiatives and higher Direct to Consumer costs from the addition of new stores over the last year.

•
Other income, net was $29 million, comprised primarily of foreign exchange related gains. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other income, net, combined with the impact of changes in foreign currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $28 million.

•
The effective tax rate was 27.5 percent compared to 24.3 percent for the same period last year.  The effective tax rate was higher due to a larger percentage of earnings coming from higher tax countries, primarily the United States, as well as a higher effective tax rate on operations abroad.

•
Net income decreased 12 percent to $567 million while diluted earnings per share decreased 10 percent to $1.23, reflecting a 3 percent decline in the weighted average diluted common shares outstanding. In a press release issued on May 31, 2012, the Company announced its intention to divest of the Cole Haan and Umbro businesses. Pro Forma diluted earnings per share, excluding the results of the Businesses to be Divested, would have been approximately $1.27, down 9 percent compared to the first quarter of fiscal 2012 on a comparable basis.**

August 31, 2012 Balance Sheet Review

•	Inventories for NIKE, Inc. were $3.4 billion, up 10 percent from August 31, 2011, in line with revenue growth, and reflecting strong demand for NIKE, Inc. products.
•	Cash and short-term investments were $3.3 billion, $433 million lower than last year as share repurchases and dividend payments increased year-on-year and the Company made debt repayments.

Share Repurchases

During the first quarter, NIKE, Inc. repurchased a total of 8.2 million shares for approximately $779 million as part of its four-year, $5 billion share repurchase program, approved by the Board of Directors in September 2008. As of the end of the first quarter, the Company has purchased a total of 58.5 million shares for approximately $4.9 billion under this program.  On September 19, 2012, the Company announced that its Board of Directors approved a new four-year, $8 billion program to repurchase shares of NIKE's Class B Common Stock. During the second quarter of fiscal 2013 the Company's current $5 billion share repurchase program was completed, and the new program commenced.

Futures Orders

As of the end of the quarter worldwide futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from September 2012 through January 2013, totaled $8.9 billion, 6 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have increased 8 percent.*

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on September 27, 2012, to review first quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nikeinc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, October 4, 2012.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro International Limited., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nikeinc.com and individuals can follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

**     The marked paragraph contains references to non-GAAP items. Presentations of comparable GAAP measures and quantitative reconciliations can be found in the tables of this press release or on NIKE’s website, http://investors.nikeinc.com.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIOD ENDED AUGUST 31, 2012
(Dollars in millions, except per share data)

	QUARTER ENDED
INCOME STATEMENT	8/31/2012	8/31/2011	% Chg
Revenues	$6,669	$6,081	10%
Cost of sales	3,766	3,388	11%
Gross profit	2,903	2,693	8%
Gross margin	43.5%	44.3%

Demand creation expense	891	692	29%
Operating overhead expense	1,262	1,131	12%
Total selling and administrative expense	2,153	1,823	18%
% of revenue	32.3%	30.0%

Other (income) expense, net	(29)	18	-
Interest (income) expense, net	(3)	-	-

Income before income taxes	782	852	-8%

Income taxes	215	207	4%
Effective tax rate	27.5%	24.3%

Net income	$567	$645	-12%

Diluted EPS	$1.23	$1.36	-10%

Basic EPS	$1.25	$1.39	-10%

Weighted Average Common Shares Outstanding:
Diluted	461.4	474.3
Basic	452.8	465.0
Dividends declared	$0.36	$0.31

NIKE, Inc.

BALANCE SHEET	8/31/2012	8/31/2011	% Change
	(Dollars in millions)
ASSETS
Current assets:
Cash and equivalents	$2,165	$1,608	35%
Short-term investments	1,102	2,092	-47%
Accounts receivable, net	3,431	3,279	5%
Inventories	3,411	3,107	10%
Deferred income taxes	282	315	-10%
Prepaid expenses and other current assets	745	638	17%

Total current assets	11,136	11,039	1%

Property, plant and equipment	5,359	5,034	6%
Less accumulated depreciation	3,068	2,868	7%
Property, plant and equipment, net	2,291	2,166	6%

Identifiable intangible assets, net	536	536	0%
Goodwill	202	204	-1%
Deferred income taxes and other assets	949	858	11%

Total assets	$15,114	$14,803	2%

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$9	$116	-92%
Notes payable	129	164	-21%
Accounts payable	1,551	1,421	9%
Accrued liabilities	1,974	1,968	0%
Income taxes payable	113	91	24%

Total current liabilities	3,776	3,760	0%

Long-term debt	226	238	-5%
Deferred income taxes and other liabilities	1,065	906	18%
Redeemable preferred stock	-	-	-
Shareholders' equity	10,047	9,899	1%

Total liabilities and shareholders' equity	$15,114	$14,803	2%

NIKE, Inc.
	QUARTER ENDED
DIVISIONAL REVENUES1	8/31/2012	8/31/2011	% Change	% Change Excluding Currency Changes 2
	(Dollars in millions)
North America
Footwear	$1,732	$1,444	20%	20%
Apparel	795	632	26%	26%
Equipment	179	124	44%	44%
Total	2,706	2,200	23%	23%

Western Europe
Footwear	714	731	-2%	10%
Apparel	382	416	-8%	2%
Equipment	71	81	-12%	-4%
Total	1,167	1,228	-5%	6%

Central & Eastern Europe
Footwear	178	180	-1%	12%
Apparel	134	123	9%	22%
Equipment	30	31	-3%	11%
Total	342	334	2%	16%

Greater China
Footwear	356	314	13%	12%
Apparel	178	177	1%	-1%
Equipment	38	37	3%	0%
Total	572	528	8%	7%

Japan
Footwear	106	103	3%	1%
Apparel	61	72	-15%	-15%
Equipment	16	19	-16%	-17%
Total	183	194	-6%	-7%

Emerging Markets
Footwear	604	567	7%	20%
Apparel	211	182	16%	29%
Equipment	52	51	2%	16%
Total	867	800	8%	22%

Global Brand Divisions3	27	32	-16%	-7%

Total NIKE Brand	5,864	5,316	10%	16%

Other Businesses4	635	585	9%	9%
Businesses to be Divested5	195	188	4%	6%
Corporate6	(25)	(8)	-	-

Total NIKE, Inc. Revenues	$6,669	$6,081	10%	15%

Total NIKE Brand
Footwear	$3,690	$3,339	11%	16%
Apparel	1,761	1,602	10%	15%
Equipment	386	343	13%	17%
Global Brand Divisions3	27	32	-16%	-7%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2013 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2013 results have been restated using fiscal 2012 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Converse, Hurley, and NIKE Golf.
5 Businesses to be Divested represent the operating results for Cole Haan and Umbro, which the Company intends to divest, along with the costs for executing these divestitures.
6 Corporate revenues primarily consist of intercompany revenue eliminations and foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and certain Other Businesses through our centrally managed foreign exchange risk management program.

NIKE, Inc.
	QUARTER ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	8/31/2012	8/31/2011	Chg
	(Dollars in millions)

North America	$630	$539	17%
Western Europe	214	223	-4%
Central & Eastern Europe	61	70	-13%
Greater China	164	171	-4%
Japan	24	34	-29%
Emerging Markets	223	190	17%
Global Brand Divisions3	(375)	(266)	-41%
Total NIKE Brand	941	961	-2%

Other Businesses4	121	104	16%
Businesses to be Divested5	(18)	(18)	0%
Corporate6	(265)	(195)	-36%
Total Earnings Before Interest and Taxes1,2	$779	$852	-9%

1 The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense, net, and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2013 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and  general and administrative expenses that are centrally managed for the NIKE Brand.

4 Other Businesses represent activities of Converse, Hurley, and NIKE Golf.
5 Businesses to be Divested represent the operating results for Cole Haan and Umbro, which the Company intends to divest, along with the costs for executing these divestitures.
6 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.

SUPPLEMENTAL EBIT DETAILS FOR BUSINESSES TO BE	QUARTER ENDED
DIVESTED - COLE HAAN AND UMBRO 1	8/31/2012	8/31/2011	% Chg
	(Dollars in millions)

Revenues	$195	$188	4%
Cost of sales	120	113	6%
Gross profit	75	75	0%
Gross margin	38.5%	39.9%

Selling and administrative expense	95	93	2%
% of revenue	48.7%	49.5%

Other (income) expense, net	(2)	-	-
Earnings before interest and taxes	$(18)	$(18)	0%

1 The Company evaluates performance of individual businesses based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense, net, and income taxes.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY1	Reported Futures Orders	Excluding Currency Changes 2

North America	13%	13%
Western Europe	-1%	6%
Central & Eastern Europe	4%	7%
Greater China	-5%	-6%
Japan	5%	7%
Emerging Markets	9%	14%

Total NIKE Brand Reported Futures	6%	8%

1 Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from September 2012 through January 2013.
The reported futures and advance orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing and because the mix of orders can shift between advance/futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations and discounts can cause differences in the comparisons between advance/futures orders and actual revenues. Moreover, a significant portion of our revenue is not derived from futures and advance orders, including at-once and close-out sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from certain of our Direct to Consumer operations, sales from our Other Businesses and Business to be Divested.

2 Reported futures restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.